EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206668 and 333-156454) of Global Ship Lease, Inc. of our report dated March 29, 2018 relating to the consolidated financial statements, which appears in this Form 20-F.

PricewaterhouseCoopers Audit

/s/ PricewaterhouseCoopers

Marseille, France

March 29, 2018